EXHIBIT 99.1

RALPH LAUREN REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2016 RESULTS

•	Fourth Quarter Consolidated Net Revenues were $1.9 Billion
•	Earnings Per Diluted Share Was $0.88 in the Fourth Quarter, Excluding Restructuring and Other Charges
•	Better-Than-Expected Operating Margin, Excluding Restructuring and Other Charges, Reflects Disciplined Expense Management
•	The Company's Board of Directors Authorizes an Additional $200 Million Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)—May 12, 2016-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $74 million, or $0.88 per diluted share, for the fourth quarter of Fiscal 2016, which excludes restructuring and other charges that are primarily related to activities associated with the Company’s global brand reorganization. This compared to reported net income of $124 million, or $1.41 per diluted share, for the fourth quarter of Fiscal 2015. On a reported basis, net income was $41 million or $0.49 per diluted share in the fourth quarter of Fiscal 2016.

Net income for the full year Fiscal 2016 period was $546 million, or $6.36 per diluted share, excluding restructuring and other charges. This compared to net income of $702 million, or $7.88 per diluted share, for Fiscal 2015.  On a reported basis, net income was $396 million, or $4.62 per diluted share.

The Company's Board of Directors authorized an additional $200 million stock repurchase program permitting the Company to purchase shares of Class A Common Stock, subject to market conditions. This amount is in addition to the $100 million available at the end of the fourth quarter of Fiscal 2016 as part of a previously authorized stock repurchase program, bringing the Company's total current authorization to $300 million.

“Fiscal 2016 was a year of significant change for our Company as we established a new organizational structure and appointed a new CEO,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “I am greatly encouraged by the changes that have already taken shape over the past several months under Stefan’s leadership and he has my full support as he and his team build and implement our new strategic growth plan.”

“We have made great progress over the past few months in developing our long-term growth strategy,” said Stefan Larsson, President and Chief Executive Officer. “Immediately following the comprehensive assessment work we undertook after I arrived at the Company, we started developing our new strategic plan and building the foundation to start executing. We are looking forward to sharing the plan at our Investor Day on June 7th. We are confident that our new strategic plan will strengthen the brand, drive sustainable profitable sales growth and deliver shareholder value.”

Fourth Quarter and Full Year Fiscal 2016 Income Statement Review

Net Revenues. Net revenues for the fourth quarter of Fiscal 2016 were flat with the prior year period on a constant currency basis and declined 1% on a reported basis to $1.9 billion. The decline in reported net revenues was in line with the guidance provided in February of a 0%-2% reported revenue decline and included approximately 110 basis points of negative impact from foreign currency effects. In constant currency, international net revenue rose 3% in the fourth quarter, offset by a 1% decline in the Americas that was due to proactive measures taken in the U.S. to clear end-of-season inventories related to the Fall season.

The Company’s fourth quarter in Fiscal 2016 included a 53rd week that contributed approximately $70 million of sales in the fourth quarter and was primarily generated within the retail segment.

Net revenues for the full year Fiscal 2016 period increased 1% on a constant currency basis, and declined 3% on a reported basis to $7.4 billion.

•	Wholesale Sales. In the fourth quarter of Fiscal 2016, wholesale segment sales decreased 5% on a constant currency basis and 6% on a reported basis to $942 million, primarily due to a decline in sales in North America.

For Fiscal 2016, wholesale sales decreased 3% on a constant currency basis and 6% on a reported basis to $3.3 billion, due to a decline in sales in North America.

•	Retail Sales. Retail segment sales increased 7% on a constant currency basis and 6% on a reported basis to $889 million in the fourth quarter, driven by the benefit of a 53rd week of sales, new store expansion and e-commerce growth. On a 13-week to 13-week basis, consolidated comparable store sales decreased 5% in constant currency and 6% as reported during the fourth quarter.

Retail sales for Fiscal 2016 increased 4% on a constant currency basis from the prior year period, reflecting new store expansion, e-commerce growth and the benefit of a 53rd week of sales. Reported retail sales decreased 1% to $3.9 billion. On a 52-week to 52-week basis, consolidated comparable store sales decreased 3% in constant currency and 7% as reported in Fiscal 2016.

•	Licensing. Licensing segment revenue of $40 million in the fourth quarter increased 8% on both a constant currency and reported basis, reflecting higher royalties from increased sales of Ralph Lauren, Polo Ralph Lauren and Lauren products worldwide.

Licensing revenues of $175 million in Fiscal 2016 were 5% above Fiscal 2015’s level in constant currency and increased 4% as reported.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2016 was $1.0 billion, excluding restructuring charges of $7 million. Gross profit margin was 54.5%, which was 90 basis points lower than the prior year period, reflecting proactive measures taken in the U.S. to clear end-of-season inventories related to the Fall season, in addition to unfavorable foreign currency effects.

Gross profit for Fiscal 2016 decreased 4% to $4.2 billion, excluding restructuring charges of $20 million. Gross profit margin for Fiscal 2016 was 56.8%, 70 basis points lower than the prior year, due to negative foreign currency impacts, which was partially offset by favorable sales mix shift to the retail segment.

Operating Expenses. Operating expenses in the fourth quarter of Fiscal 2016 were $902 million, excluding restructuring and other charges of $45 million. Operating expense rate of 48.2% increased 290 basis points compared with the fourth quarter of Fiscal 2015, due to incremental investments in infrastructure, new stores and marketing, along with unfavorable foreign currency effects. As reported, operating expenses in the fourth quarter of Fiscal 2016 were $947 million.

Operating expenses in Fiscal 2016 were $3.4 billion, excluding restructuring and other charges. Operating expense rate of 46.1% increased 220 basis points compared to Fiscal 2015, due to fixed expense deleverage and incremental investments in infrastructure and new stores. As reported, operating expenses in Fiscal 2016 were $3.6 billion, which included $122 million in restructuring charges, $22 million of additional impairment associated with underperforming stores subject to potential future closure, and $48 million related to a pending customs audit, litigation and other charges.

Operating Income. Operating income in the fourth quarter of Fiscal 2016 was $119 million, excluding restructuring and other charges of $52 million. Operating margin of 6.4% was 370 basis points below the prior year period, better than the guidance provided in February of a 400-450 basis point decline, due to disciplined expense management. The lower operating margin was primarily attributable to gross margin pressure, unfavorable foreign currency effects, and incremental investments in infrastructure and marketing.

Fiscal 2016’s operating income was $794 million, excluding restructuring and other charges. Operating margin of 10.7% was 290 basis points below the prior year period. The lower operating margin was primarily attributable to gross margin pressure, fixed expense deleverage, unfavorable foreign currency effects, and incremental investments in infrastructure and new stores. As reported, operating income in Fiscal 2016 was $582 million, which included $142 million in restructuring charges, $22 million of additional impairment associated with underperforming stores subject to potential future closure, and $48 million related to a pending customs audit, litigation and other charges.

•	Wholesale Operating Income. Wholesale operating income in the fourth quarter of Fiscal 2016 was $255 million, excluding restructuring and other charges, compared with $309 million in the prior year period. Wholesale operating margin decreased 350 basis points to 27.2% driven by proactive measures taken in the U.S. to clear end-of-season inventories related to the Fall season, and negative foreign currency effects.

Wholesale operating income in Fiscal 2016 was $828 million, excluding restructuring and other charges, compared with $943 million in Fiscal 2015. Wholesale operating margin for Fiscal 2016 was 25.1% compared to 27.0% in Fiscal 2015. The decline in wholesale operating margin was driven by gross margin pressure, fixed expense deleverage and negative foreign currency effects.

•	Retail Operating Income. Retail operating income in the fourth quarter of Fiscal 2016 was $22 million, excluding restructuring and other charges, compared with $28 million in the prior year period. Retail operating margin declined 100 basis points to 2.4% due to proactive measures taken to clear end-of-season inventories in addition to negative foreign currency effects.

Retail operating income was $422 million in Fiscal 2016, excluding restructuring and other charges, compared to $527 million in the prior year period. Retail operating margin declined 260 basis points to 10.7%. The lower operating margin was due to fixed expense deleverage, gross margin pressure and negative foreign currency effects.

•	Licensing Operating Income. Licensing operating income of $35 million in the fourth quarter of Fiscal 2016 increased 9% compared with the prior year period. Licensing operating income of $155 million in Fiscal 2016 increased 2% above the prior year period.

Net Income and Diluted EPS. Net income for the fourth quarter of Fiscal 2016 was $74 million, or $0.88 per diluted share, excluding restructuring and other charges. This compared to reported net income of $124 million, or $1.41 per diluted share, for the fourth quarter of Fiscal 2015. On a reported basis, net income was $41 million or $0.49 per diluted share in the fourth quarter.

Net income for the full year Fiscal 2016 period was $546 million, or $6.36 per diluted share, excluding restructuring and other charges. This compared to net income of $702 million, or $7.88 per diluted share, for Fiscal 2015. On a reported basis, net income was $396 million, or $4.62 per diluted share.

The Company had an effective tax rate of approximately 34%, excluding restructuring and other charges, in the fourth quarter of Fiscal 2016, which compared to an effective tax rate of 28% in the fourth quarter of Fiscal 2015. This was higher than our guidance of 32% due to one-time discrete items. On a reported basis, the effective tax rate was 33% in the fourth quarter of Fiscal 2016.

Fourth Quarter Fiscal 2016 Balance Sheet and Cash Flow Review

The Company ended Fiscal 2016 with $1.3 billion in cash and investments, or $559 million in cash and investments net of debt ("net cash"), compared to $1.2 billion in cash and investments and $620 million in net cash at the end of Fiscal 2015. The fourth quarter of Fiscal 2016 ended with inventory of $1.1 billion compared to $1.0 billion in the prior year period. The increase in inventory reflects investments to support new stores and concession shops.

The Company had $418 million in capital expenditures in Fiscal 2016, compared to $391 million in the prior year period.  The Company repurchased approximately 1.2 million shares of Class A Common Stock during the fourth quarter, utilizing $100 million of its share repurchase authorization and bringing year-to-date repurchases to $480 million.

Global Retail Store Network

The Company ended Fiscal 2016 with 493 directly operated stores, comprised of 144 Ralph Lauren stores, 77 Club Monaco stores and 272 Polo factory stores. The Company also operated 583 concession shop locations worldwide at the end of the year. Compared to the end of Fiscal 2015, the Company had 27 net new directly operated stores and 47 net new concession shops at the end of Fiscal 2016.

In addition to Company-operated locations, international licensing partners operated 93 Ralph Lauren stores and 42 dedicated shops, as well as 133 Club Monaco stores and shops at the end of Fiscal 2016.

Fiscal 2017 Outlook

We plan to provide our first quarter and full year Fiscal 2017 outlook at our Investor Day event on June 7, 2016.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, May 12th, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter Fiscal 2016 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, May 12, 2016 through 6:00 P.M. Eastern, Thursday, May 19, 2016 by dialing 402-530-7970 and entering passcode 7536.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 49 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Ralph Lauren Black Label, Polo Ralph Lauren, Polo Sport, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Fiscal 2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel or other changes in our executive and senior management team or to our operating structure and our ability to effectively transfer knowledge during periods of transition; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, which could include the potential sale, discontinuance, or consolidation of certain of our brands; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain brands, regions and merchandise categories; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective, and risks associated with increases in the costs of raw materials, transportation, and labor; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of the volatile state of the global economy, stock markets, and other economic conditions on us, our customers, our suppliers, and our vendors, and our ability and their ability to access sources of liquidity; the impact of changes in consumers’ ability or preferences to purchase premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, and consolidations, liquidations, restructurings, and other ownership changes in the retail industry; risks associated with our international operations, including risks related to the importation and exportation of products, and risks associated with compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in the business of, and our relationships with, major department store customers and licensing partners; our efforts to improve the efficiency of our distribution system and enhance our information technology systems and global e-commerce platform; our intention to introduce new products or enter into or renew alliances and exclusive relationships; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; the impact to our business resulting from potential costs and obligations related to the early termination of our long term, non-cancellable leases; the potential impact to the trading prices of our securities if our Class A Common Stock share repurchase activity and/or cash dividend rate differs from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	April 2,	March 28,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$456	$500
Short-term investments	629	644
Accounts receivable, net of allowances	517	655
Inventories	1,125	1,042
Income tax receivable	58	57
Deferred tax assets	-	145
Prepaid expenses and other current assets	268	281
Total current assets	3,053	3,324

Property and equipment, net	1,583	1,436
Deferred tax assets	119	45
Goodwill	918	903
Intangible assets, net	244	267
Other non-current assets (a)	296	131
Total assets	$6,213	$6,106

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$116	$234
Accounts payable	151	210
Income tax payable	33	27
Accrued expenses and other current liabilities	898	715
Total current liabilities	1,198	1,186

Long-term debt	597	298
Non-current liability for unrecognized tax benefits	81	116
Other non-current liabilities	593	615
Total liabilities	2,469	2,215

Equity:
Common stock	1	1
Additional paid-in-capital	2,258	2,117
Retained earnings	6,015	5,787
Treasury stock, Class A, at cost	(4,349)	(3,849)
Accumulated other comprehensive loss	(181)	(165)
Total equity	3,744	3,891
Total liabilities and equity	$6,213	$6,106

Net Cash (incl. LT Investments)	559	620
Cash & Investments (ST & LT)	1,272	1,152

Net Cash (excl. LT Investments)	372	612
Cash & ST Investments	1,085	1,144

(a) Includes non-current investments of:	$187	$8

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	April 2,	March 28,
	2016	2015

Wholesale net sales	$942	$1,007
Retail net sales	889	841
Net sales	1,831	1,848
Licensing revenue	40	37
Net revenues	1,871	1,885
Cost of goods sold(a)	(857)	(841)
Gross profit	1,014	1,044
Selling, general, and administrative expenses(a)	(895)	(840)
Amortization of intangible assets	(7)	(6)
Impairment of assets	(25)	(5)
Restructuring and other charges	(20)	(3)
Total other operating expenses, net	(947)	(854)
Operating income	67	190
Foreign currency gains (losses)	5	(12)
Interest expense	(7)	(5)
Interest and other income, net	1	2
Equity in losses of equity-method investees	(4)	(2)
Income before provision for income taxes	62	173
Provision for income taxes	(21)	(49)
Net income	$41	$124
Net income per share - Basic	$0.49	$1.43
Net income per share - Diluted	$0.49	$1.41
Weighted average shares outstanding - Basic	83.9	87.3
Weighted average shares outstanding - Diluted	84.5	88.2
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(76)	$(69)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	April 2,	March 28,
	2016	2015

Wholesale net sales	$3,297	$3,495
Retail net sales	3,933	3,956
Net sales	7,230	7,451
Licensing revenue	175	169
Net revenues	7,405	7,620
Cost of goods sold(a)	(3,218)	(3,242)
Gross profit	4,187	4,378
Selling, general, and administrative expenses(a)	(3,389)	(3,301)
Amortization of intangible assets	(24)	(25)
Impairment of assets	(49)	(7)
Restructuring and other charges	(143)	(10)
Total other operating expenses, net	(3,605)	(3,343)
Operating income	582	1,035
Foreign currency losses	(4)	(26)
Interest expense	(21)	(17)
Interest and other income, net	6	6
Equity in losses of equity-method investees	(11)	(11)
Income before provision for income taxes	552	987
Provision for income taxes	(156)	(285)
Net income	$396	$702
Net income per share - Basic	$4.65	$7.96
Net income per share - Diluted	$4.62	$7.88
Weighted average shares outstanding - Basic	85.2	88.2
Weighted average shares outstanding - Diluted	85.9	89.1
Dividends declared per share	$2.00	$1.85
(a) Includes total depreciation expense of:	$(286)	$(269)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)
SEGMENT INFORMATION
Net revenues and operating income for the periods ended April 2, 2016 and March 28, 2015 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	April 2,	March 28,	April 2,	March 28,
	2016	2015	2016	2015

Net revenues:
Wholesale	$942	$1,007	$3,297	$3,495
Retail	889	841	3,933	3,956
Licensing	40	37	175	169
Total net revenues	$1,871	$1,885	$7,405	$7,620
Operating income:
Wholesale	$255	$309	$822	$943
Retail	(10)	28	359	527
Licensing	35	32	155	152
	280	369	1,336	1,622

Unallocated corporate expenses	(193)	(176)	(611)	(577)
Unallocated restructuring and other charges	(20)	(3)	(143)	(10)
Total operating income	$67	$190	$582	$1,035

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data (a)

	Three Months Ended April 2, 2016 % Change		Twelve Months Ended April 2, 2016 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(6%)	(5%)	(7%)	(3%)

Operating Segment Data

	Three Months Ended		% Change
	April 2, 2016	March 28, 2015	As Reported	Constant Currency
Wholesale net sales	$942	$1,007	(6.4%)	(5.1%)
Retail net sales	889	841	5.6%	6.7%
Net sales	1,831	1,848	(0.9%)	0.2%
Licensing revenue	40	37	8.5%	7.8%
Net revenues	$1,871	$1,885	(0.8%)	0.4%

	Twelve Months Ended		% Change
	April 2, 2016	March 28, 2015	As Reported	Constant Currency
Wholesale net sales	$3,297	$3,495	(5.7%)	(2.7%)
Retail net sales	3,933	3,956	(0.6%)	3.7%
Net sales	7,230	7,451	(3.0%)	0.7%
Licensing revenue	175	169	3.7%	5.0%
Net revenues	$7,405	$7,620	(2.8%)	0.8%

(a)	Same-store sales are on a 13-week to 13-week basis for the quarter and 52-week to 52-week basis for the year.

RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended					Three Months Ended
	April 2, 2016					March 28, 2015
	As Reported	Adjustments (a)	As Adjusted (Including FX)	Foreign Exchange Impact	As Adjusted (Excluding FX)	As Reported
Net revenues	$1,871	$-	$1,871	$22	$1,893	$1,885
Gross profit	1,014	7	1,021			1,044
Gross profit margin	54.2%		54.5%			55.4%
Total other operating expenses	(947)	45	(902)			(854)
Operating expense margin	50.5%		48.2%			45.3%
Operating income	67	52	119			190
Operating margin	3.6%		6.4%			10.1%
Income before provision for income taxes	62	52	114			173
Provision for income taxes	(21)	(19)	(40)			(49)
Effective tax rate	32.7%		34.0%			28.2%
Net income	$41	$33	$74			$124
Net income per diluted share	$0.49	$0.39	$0.88			$1.41
SEGMENT INFORMATION - OPERATING INCOME/(LOSS):
Wholesale	$255	$-	$255			$309
Operating margin	27.1%		27.2%			30.7%
Retail	(10)	32	$22			28
Operating margin	-1.1%		2.4%			3.4%
Licensing	35	-	$35			32
Operating margin	87.2%		87.2%			87.2%
Unallocated corporate expenses and restructuring and other charges, net	(213)	20	$(193)			(179)
Total operating income	$67	$52	$119			$190

	Twelve Months Ended					Twelve Months Ended
	April 2, 2016					March 28, 2015
	As Reported	Adjustments (a)	As Adjusted (Including FX)	Foreign Exchange Impact	As Adjusted (Excluding FX)	As Reported
Net revenues	$7,405	$-	$7,405	$275	$7,680	$7,620
Gross profit	4,187	20	4,207			4,378
Gross profit margin	56.5%		56.8%			57.5%
Total other operating expenses	(3,605)	192	(3,413)			(3,343)
Operating expense margin	48.7%		46.1%			43.9%
Operating income	582	212	794			1,035
Operating margin	7.9%		10.7%			13.6%
Income before provision for income taxes	552	212	764			987
Provision for income taxes	(156)	(62)	(218)			(285)
Effective tax rate	28.2%		28.4%			28.9%
Net income	$396	$150	$546			$702
Net income per diluted share	$4.62	$1.74	$6.36			$7.88
SEGMENT INFORMATION - OPERATING INCOME/(LOSS):
Wholesale	$822	$6	$828			$943
Operating margin	24.9%		25.1%			27.0%
Retail	359	63	422			527
Operating margin	9.1%		10.7%			13.3%
Licensing	155	-	155			152
Operating margin	88.7%		88.7%			90.4%
Unallocated corporate expenses and restructuring and other charges, net	(754)	143	(611)			(587)
Total operating income	$582	$212	$794			$1,035

(a)
Adjustments include Restructuring and Other Charges, Asset Impairment Charges, and Inventory-related Charges. Inventory-related charges are recorded within cost of goods sold in the consolidated statements of income.  Total charges incurred in connection with the Global Reorganization Plan were $29 million and $142 million during the three months and twelve months ended April 2, 2016, respectively. Additionally, during the three months and twelve months ended April 2, 2016, $22 million of Asset Impairment Charges were recorded in connection with underperforming stores subject to potential future closure.

Note: The above non-GAAP financial measures exclude restructuring and other charges that are primarily related to activities associated with the Company’s global brand reorganization, a pending customs audit and the settlement of certain litigation claims.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to restructuring and non-cash charges recorded in connection with the Company’s global brand reorganization, other charges primarily related to a pending customs audit and the settlement of certain litigation claims, and other non-cash impairment charges associated with underperforming stores subject to potential future closure. Included in this earnings release is a reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
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